Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                    INVESCO HIGH YIELD INVESTMENTS FUND, INC.

An Annual Meeting ("Meeting") of Shareholders of Invesco High Yield Investments Fund, Inc. was held on Thursday, October 7, 2010. The Meeting was held for the following purpose:

     (1) Elect five directors to serve until the year 2013 Annual Meeting, or until their successor shall have been duly elected and qualified.

     (2) Approve a new investment advisory agreement with Invesco Advisers, Inc.

     (3) Approve a new master sub-advisory agreement between Invesco Advisers, Inc. and its affiliates

The results of the voting on the above matter were as follows:

                                                Votes
Matters                           Votes For    Withheld
-------                           ---------   ---------
(1)   Albert R. Dowden .......    8,221,322   1,756,461
      Prema Mathai-Davis .....    8,211,247   1,766,536
      Lewis F. Pennock .......    8,219,212   1,758,571
      Hugo F. Sonnenschein ...    8,208,230   1,769,553
      Raymond Stickel, Jr. ...    8,225,844   1,751,939

                                                                               Votes      Withheld/     Broker
                                                                 Votes For    Against    Abstentions   Non-Votes
                                                                 ---------   ---------   -----------   ---------
(2).   To approve a new investment advisory agreement with
       Invesco Advisers, Inc                                     5,996,896   1,723,899     128,233     2,128,755
(3).   To approved a new master sub-advisory agreement between
       Invesco Advisers, Inc. and its affiliates                 5,986,474   1,744,662     117,892     2,128,755